CONSENT OF INDEPENDENT AUDITORS
-------------------------------

We consent to the incorporation by reference in this Post-effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-47308 of Washington Mutual, Inc. on Form S-4 of our report dated January 15, 1998, except as to Note 2 of Notes to Consolidated Financial Statements, which is as of February 13, 1998, and Note 19 of Notes to Consolidated Financial Statements, which is as of March 16, 1998, relating to the consolidated statements of operations, stockholders' equity and cash flows of H.F. Ahmanson & Company and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999, annual report on Form 10-K of Washington Mutual, Inc.


/s/ KPMG LLP
-------------------------

February 14, 2001

Los Angeles, California